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                    MASS MUTUAL


                    BY-LAWS

                    IN FORCE
                    JANUARY 26, 1996



                    MASSACHUSETTS MUTUAL LIFE
                    INSURANCE COMPANY
                    SPRINGFIELD MA  01111-0001

                    ORGANIZED 1851

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BY-LAWS


ARTICLE I

MEETINGS OF MEMBERS

1. ANNUAL MEETING. The annual meeting of the members of the Company shall be held on the second Wednesday of April in each year, at two o'clock in the afternoon, at the Home Office of the Company in Springfield, Massachusetts, for the election of directors and for the transaction of such other business as may properly come before the meeting.


2. SPECIAL MEETINGS. Special meetings of the members of the Company may be held at any date, time or place upon a call by the Chairman of the Board or by a majority of the Board of Directors. In addition, not less than one-half of one percent of the members of the Company may apply to the Secretary for a special meeting, and in that case the Secretary shall call such a meeting within forty-five days after receipt of the written application therefor.
Any application of the members for a special meeting shall specify the matter or matters to be acted upon at the meeting. Special meetings called upon the application of the members shall be held at a date

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within such forty-five day period, time and place to be fixed by the Chairman of the Board.

3. NOTICE OF MEETINGS. Notice of any special meeting of the Company shall be given by the Secretary by publication in at least one daily newspaper printed in Hampden County, Massachusetts, not less than ten days nor more than fifteen days before the date of the meeting. Notice of any special meeting shall also be given by the Secretary by publication in all editions of The Wall Street Journal printed in the United States and in at least one daily newspaper of general circulation printed on the east coast, on the west coast, and in the midwestern United States once per week for three consecutive weeks, the last of which notices shall be published not less than ten days nor more than fifteen days before the date of the meeting. All such notices shall be published in the form of a "tombstone" size of advertisement. If notice of a special meeting cannot be given in the manner provided in the preceding sentences, such notice shall be given in such other reasonable manner as may be determined by the Chairman of the Board.

Notice of the annual meeting of the Company shall be given as required by law and, in addition, may be given in any other manner which the Chairman of the Board in his discretion deems to be desirable.

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4.  QUORUM.  The members present, in person or by proxy, at meetings of the
Company shall constitute a quorum. Any matter properly before a meeting shall be decided by a majority of the votes cast thereon, except as set forth in Article VII of these By-laws.

5. PRESIDING OFFICER. The Chairman of the Board shall preside at all meetings of the members of the Company. In the absence of the Chairman of the Board, the Board of Directors shall designate the person who is to preside at such meetings.


ARTICLE II

BOARD OF DIRECTORS

1. MEMBERSHIP. The Board of Directors shall be not less than fifteen nor more than twenty-three in number. The number of directors who shall serve shall be fixed from time to time by the Board of Directors.

2. POWERS. Except as reserved to the members of the Company by law or by these By-laws, the Board of Directors shall have and may exercise all the powers of the Company. The Board of Directors shall make such rules and regulations as it shall deem necessary or convenient for the regulation and management of the affairs of the Company.

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3.  ELECTION.  All directors shall be elected by the members of the Company, except when the provisions of Section 5 of this Article II shall apply. The directors shall be divided into four classes, with each class to consist of approximately one-fourth of the number of directors, and the term of one class shall expire each year. Except as provided in the next succeeding sentence, the term of office of each director elected by the members shall continue until the fourth annual meeting of the members after the election of such director and until any successor shall have been elected, unless a director sooner dies, resigns or is removed. At each annual meeting of the members, the directors elected to succeed those whose terms then expire shall be of one class, except that in order to achieve a more equal division of classes, to provide for additional directors upon an increase in the size of the Board of Directors pursuant to Article II, Section 1, or to provide for the retirement of a director in accordance with Article II, Section 4 prior to the fourth subsequent annual meeting, the directors may authorize the election of directors at the annual meeting to more than one class and to terms of less than four years and the terms of such directors shall expire with the terms of the members of the class to which they shall have been elected.

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At the first regular meeting of the Board of Directors in each calendar year, the committee of the Board of Directors having responsibility for the nomination of directors shall submit a list of nominees for election to the Board of Directors at the next annual meeting. Such list shall be in writing and shall be filed with the Secretary of the Company. The submission of the list of nominees of such committee shall not prevent the nomination of other candidates, but no such other candidate shall be eligible for election to the Board of Directors unless such candidate's nomination shall have been made in writing signed by not less than one-tenth of one percent of the members of the Company and filed with the Chairman of the Board and the Secretary of the Company at least seventy-five days before the date of the annual meeting.

4. TENURE AND RETIREMENT. A director shall be eligible for re-election upon the expiration of his or her term, but no director shall be elected or re-elected after attaining the age of 72 years. A director's term of office shall expire on the date of the annual meeting next occurring after such director has attained the age of 72 years, except that the term of office of a director who is an officer of the Company, other than a director who has served as Chief Executive Officer, shall expire on the date that such director ceases to be an officer of the Company.

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5.  VACANCIES.  Vacancies on the Board of Directors occurring for any reason whatsoever may be filled by the Board of Directors. Any director so elected shall hold office until the next annual meeting of the Company, or, if elected to fill a vacancy caused by death, resignation or removal, shall hold office for a term which shall coincide with the term of the class of the vacant directorship.

If by reason of a vacancy there is less than the minimum number of directors or less than the minimum number of members of a directors' committee, the Board of Directors or such committee shall have the power, as long as there shall always be a quorum, to function legally pending the filling of the vacancy. The Board of Directors may provide for the filling of vacancies on the Board of Directors in the event that due to an act of war, other disaster or national emergency, either no directors are able and available to act or the number of directors who are able and available to act is less than a quorum.

6. REMOVAL. A director may be removed from his or her office by vote of a majority of all directors or by vote of the members voting at a meeting of the members in accordance with the provisions of Article I, Section 4. Any reduction in the number of authorized directors shall not result in the removal of any director whose term has not expired.

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7.  MEETINGS.  All regular meetings of the Board of Directors shall be held at the Home Office of the Company at such date and time as shall be determined by the Chairman of the Board, provided that notice thereof shall be mailed to the directors not less than ten days in advance of the meeting. In addition, the Board of Directors may in its discretion determine the date, time and place of any regular meeting, and in the event of such determination no notice need be given. Special meetings of the Board of Directors may be called at any time by the Chairman of the Board and shall be called by the Chairman of the Board upon receipt of the written request of not less than five directors. All special meetings shall be held at a date, time and place to be fixed by the Chairman of the Board, and notice thereof shall be deemed sufficient if given by mail at least five days or by telegram, telephone or personal delivery at least forty-eight hours before the meeting.

The Chairman of the Board shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board, the Board of Directors shall designate the person who is to preside at such meetings.

8. QUORUM. Seven directors, a majority of whom shall not be officers of the Company, shall constitute a quorum for the transaction of business at any

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regular or special meeting of the Board of Directors. Any matter properly before a meeting shall be decided by a majority of the votes cash thereon, except as may otherwise be required by law or by these By-laws.

9. EXCLUSION OF LIABILITY. No director shall be personally liable to the Company or its policyholders for monetary damages for breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability; provided, however, that such director shall remain personally liable for damages incurred by the Company or its policyholders resulting from (a) any breach of the director's duty of loyalty to the Company or its policyholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law by the director, (c) any transaction from which the director derives an improper personal benefit, or
(d) acts or omissions of the director which occurred prior to the effective date of this provision.

ARTICLE III

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors shall elect from its number such committees as it may deem necessary or convenient for the conduct of the business of the


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Company, and may delegate to any such committee or committees some or all of the powers of the directors except those which by law or by these By-laws it is prohibited from delegating. Except as the Board of Directors may otherwise determine, any such committee may make rules for the conduct of its business.

ARTICLE IV

OFFICERS

1. ELECTION OF OFFICERS. The Board of Directors at its first meeting after each annual meeting of the Company shall elect a Chairman of the Board who shall be a director and who may or may not be an officer of the Company, a President who shall be a director and who also may be the Chairman of the Board, a Secretary, a Treasurer and such other officers as it may deem necessary or convenient for the conduct of the business of the Company, and shall also elect the officer who shall serve as the Chief Executive Officer. The Board of Directors, at any meeting, may elect additional officers, including officers to succeed those elected at a prior meeting. Each officer elected shall hold office until the first meeting of the Board of Directors after the annual meeting of the Company in the following year unless such officer's term of office is terminated prior to

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such time by death, resignation, retirement or vote of the directors.

2. POWERS AND DUTIES. Each officer elected by the Board of Directors shall have such powers and duties as may be assigned from time to time by the Board of Directors, or by the Chief Executive Officer at the direction of the Board of Directors.

If the Chairman of the Board is unable for any reason to exercise the powers granted to, or the duties imposed upon, that office by these By-laws, the President shall exercise such powers and duties.

ARTICLE V

INDEMNIFICATION

Subject to limitations of law, the Company shall indemnify:

(a)  each director, officer or employee;

(b) any individual who serves at the request of the Company as a director, board member, committee member, officer or employee of any organization or any separate investment account; or


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(c)  any individual who serves in any capacity with respect to any employee benefit plan,

from and against all loss, liability and expense imposed upon or incurred by such person in connection with any action, claim or proceeding of any nature whatsoever, in which such person may be involved or with which he or she may be threatened, by reason of any alleged act, omission or otherwise while serving in any such capacity. Indemnification shall be provided although the person no longer serves in such capacity and shall include protection for the person's heirs and legal representatives.

Indemnities hereunder shall include, but not be limited to, all costs and reasonable counsel fees, fines, penalties, judgments or awards of any kind, and the amount of reasonable settlements, whether or not payable to the Company or to any of the other entities described in the preceding paragraph, or to the policyholders or security holders thereof.

Notwithstanding the foregoing, no indemnification shall be provided with respect to:

(1) any matter as to which the person shall have been adjudicated in any proceeding not to have acted in good faith in the reasonable belief that his or her action was in the best interests of the


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     Company or, to the extent that such matter relates to service with respect to any employee benefit plan, in the best interests of the participants or beneficiaries of such employee benefit plan;

(2) any liability to any entity which is registered as an investment company under the Federal Investment Company Act of 1940 or to the security holders thereof, where the basis for such liability is willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of the office; and

(3) any action, claim or proceeding voluntarily initiated by any person seeking indemnification, unless such action, claim or proceeding had been authorized by the Board of Directors or unless such person's indemnification is awarded by vote of the Board of Directors.

In any matter disposed of by settlement or in the event of an adjudication which in the opinion of the General Counsel or his delegate does not make a sufficient determination of conduct which could preclude or permit indemnification in accordance with the preceding paragraphs (1), (2) and (3), the person shall be entitled to indemnification unless, as determined by the majority of the disinterested directors or in the opinion of counsel (who may be an

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officer of the Company or outside counsel employed by the Company), such person's conduct was such as precludes indemnification under any such paragraph.

The Company may at its option indemnify for expenses incurred in connection with any action or proceeding in advance of its final disposition, upon receipt of a satisfactory undertaking for repayment if it be subsequently determined that the person thus indemnified is not entitled to indemnification under this Article V.

ARTICLE VI

FISCAL YEAR

The fiscal year of the Company shall end with the last day of December annually.

ARTICLE VII

AMENDMENTS

These By-laws may be amended or repealed by vote of two-thirds of the number of votes cast thereon at any meeting of the members of the Company, provided that the proposed amendment or repeal shall have been made in writing and filed with the

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Chairman of the Board and the Secretary at least seventy-five days before the date of the meeting at which action thereon is to be taken.















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